EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Contacts:	John T. McClain, Chief Financial Officer Joseph T. Donnalley, Treasurer (215) 785-4000

Jones Apparel Group, Inc. Completes $1.25 Billion Amended and Restated Bank Credit Facilities and Concludes Accelerated Share Repurchase Program

New York, New York  -  June 11, 2008  -  Jones Apparel Group, Inc. (NYSE: JNY) ("Jones") today announced that it has successfully completed amendments to its $1 billion and $750 million five-year revolving credit facilities which extend to June 15, 2009 and May 16, 2010, respectively. The terms and conditions of the credit facilities remain substantially unchanged, except for modification of the pricing provisions and certain covenants and reduction of the aggregate commitment under the $1 billion facility to $500 million. J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. were Joint Lead Arrangers in the amendment process. Other titled roles included JPMorgan Chase Bank, N.A. and Citibank N.A. as Syndication Agents, Wachovia Bank, National Association as Administrative Agent and Bank of America, N.A., Barclays Bank PLC and SunTrust Bank as Documentation Agents. The amendment process received broad support with substantially all banks and other financial institutions participating. The credit facilities are primarily used for working capital, letters of credit and other general corporate purposes.

John T. McClain, Chief Financial Officer, stated, "We are very pleased with the overwhelming support of so many outstanding financial institutions associated with the amendment process, especially during these times of tightened credit availability. With the disposition of Barneys in September 2007, Jones Apparel Group operates as a smaller, more focused company today, and the reduced commitment is consistent with the needs of the business. We continue to operate from a position of financial strength, and our businesses have generated and maintained a significant amount of cash on hand. On a combined basis, Jones Apparel Group has $1.25 billion of committed bank credit that provides us with substantial financial flexibility as we continue to pursue our multi-brand, multi-channel diversification strategy."

Jones today also announced that it has concluded the Accelerated Share Repurchase ("ASR") program with Goldman, Sachs & Co. ("Goldman.") As previously announced, on September 6, 2007, Jones entered into an ASR agreement with Goldman to repurchase $400 million of Jones's outstanding common stock.  Purchases under the ASR were subject to collar provisions that established minimum and maximum numbers of shares based generally on the volume-weighted average price of Jones's common stock during the term of the ASR program. Final settlement of the ASR program was scheduled for no later than July 19, 2008 and could occur earlier at the option of Goldman or later under certain circumstances.  Through June 5, 2008, 17.9 million shares had been delivered by Goldman to Jones under the terms of the ASR. On June 5, 2008, Goldman informed Jones that it had concluded the ASR. As a result, Jones received a final delivery of 3.1 million shares on June 10, 2008, bringing the aggregate number of shares received under the ASR program to 21.0 million shares. As of June 10, 2008, 83.4 million shares of Jones's common stock were outstanding, after giving effect to the delivery of the 3.1 million shares. No cash was required to complete the final delivery of shares.

Jones Apparel Group, Inc. (www.jny.com) is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. The Company also markets directly to consumers through its chain of specialty retail and value-based stores. The Company's nationally recognized brands include Jones New York, Nine West, Anne Klein, Gloria Vanderbilt, Kasper, Bandolino, Easy Spirit, Evan Picone, l.e.i., Energie, Enzo Angiolini, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Albert Nipon and LeSuit. The Company also markets costume jewelry under the Givenchy brand licensed from Givenchy Corporation and footwear under the Dockers Women brand licensed from Levi Strauss & Co. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. The Company contracts for the manufacture of its products through a worldwide network of quality manufacturers. The Company has capitalized on its nationally known brand names by entering into various licenses for several of its trademarks, including Jones New York, Evan Picone, Anne Klein New York, Nine West, Gloria Vanderbilt and l.e.i., with select manufacturers of women's and men's products which the Company does not manufacture. For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational excellence.

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's expected financial position, business and financing plans are forward-looking statements. The words "believes," "expect," "plans," "intends," "anticipates" and similar expressions identify forward-looking statements. Forward-looking statements also include representations of the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including:

  those associated with the effect of national and regional economic conditions;

  lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence;

  the performance of the Company's products within the prevailing retail environment;

  customer acceptance of both new designs and newly-introduced product lines;

  the Company's reliance on a few department store groups for large portions of the Company's business;

  consolidation of the Company's retail customers;

  financial difficulties encountered by customers;

  the effects of vigorous competition in the markets in which the Company operates;

  the Company's ability to attract and retain qualified executives and other key personnel;

  the Company's reliance on independent foreign manufacturers;

  changes in the costs of raw materials, labor, advertising and transportation;

  the general inability to obtain higher wholesale prices for the Company's products that the Company has experienced for many years;

  the uncertainties of sourcing associated with an environment in which general quota has expired on apparel products (while China has agreed to safeguard quota on certain classes of apparel products through 2008, political pressure will likely continue for restraint on importation of apparel);

  the Company's ability to successfully implement new operational and financial computer systems; and

  the Company's ability to secure and protect trademarks and other intellectual property rights.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company's expectations can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and Item 1A - Risk Factors therein, and in the Company's other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.